Mueller Industries, Inc. Reports Second Quarter 2009 Earnings

MEMPHIS, Tenn., July 21 /PRNewswire-FirstCall/ — Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller’s net income in the second quarter of 2009 was $6.0 million, or 16 cents per diluted share.  This compares with $27.0 million, or 72 cents per diluted share, for the same period of 2008.  Net sales for the second quarter of 2009 were $367.8 million compared with $753.5 million in 2008.  For the first half of 2009, net income was $3.5 million, or 9 cents per diluted share, on net sales of $694.4 million.  This compares with net income of $54.4 million, or $1.45 per diluted share, on net sales of $1.46 billion for the first half of 2008.

Net sales of the Company’s core product lines including copper tube, fittings, brass rod and forgings were substantially affected by the lower market values of copper and brass, the Company’s principal raw materials, which are largely passed through to customers.  In the second quarter of 2009, the Comex average price of copper was 43 percent lower than in the second quarter of 2008.  Approximately $206 million of the decrease in net sales was attributable to lower unit volume primarily in the OEM segment.  Lower selling prices, primarily in the Plumbing & Refrigeration segment, accounted for approximately $146 million of the decrease in net sales.

Mr. Karp said, “Mueller was profitable in the second quarter of 2009, after reporting a small loss in the first quarter of the year.  We believe the construction industry is at, or near, a ‘bottom,’ although the pace and the extent of recovery remain uncertain.

“Mueller made rapid and extensive adjustments to its businesses as unit volumes declined, as a result of the national economic downturn.  We expect Mueller to emerge from the current economic malaise a stronger, more efficient and more competitive company.“

Financial and Operating Highlights

Regarding the second quarter of 2009, Mr. Karp said:
•	“Our financial condition remains strong, and, in fact, improved in the second quarter. We ended the quarter with $334.0 million in cash and $581.2 million in working capital.
•	“Total stockholders’ equity attributable to Mueller was $719.3 million which equates to a book value per share of $19.37 of which $8.99 per share is in cash.
•	“Our current ratio remains solid at 4.6 to 1, and our financial leverage is conservative with a debt to total capitalization ratio of 18.9 percent.
•
“Our Plumbing & Refrigeration segment posted operating earnings of $11.9 million on net sales of $229.8 million which compares with prior year earnings of $35.4 million on net sales of $404.4 million.  Operating results were adversely affected by lower spreads and unit shipments.

•
“Our OEM segment posted operating earnings of $8.1 million during the second quarter of 2009 on net sales of $139.9 million, which compares with operating earnings of $19.0 million on net sales of $354.0 million for the same period in 2008.

•	“The Comex average price of copper was $2.15 per pound in the second quarter of 2009, which compares with $3.80 in the second quarter of 2008.
•	“During the first half of 2009, capital expenditures totaled $8.7 million. “

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter		For the Six Months
	Ended		Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net sales	$367,800	$753,471	$694,358	$1,457,579

Cost of goods sold	313,353	661,209	600,736	1,273,006
Depreciation and amortization	10,355	11,004	20,835	21,988
Selling, general, and administrative expense	30,316	34,618	61,474	72,909

Operating income	13,776	46,640	11,313	89,676

Interest expense	(2,482)	(5,238)	(5,118)	(10,705)
Other income, net	385	1,961	1,012	6,530

Income before income taxes	11,679	43,363	7,207	85,501
Income tax expense	(5,512)	(15,339)	(3,550)	(29,570)

Consolidated net income	6,167	28,024	3,657	55,931

Less: net income attributable to noncontrolling interest	(139)	(1,010)	(121)	(1,562)

Net income attributable to Mueller Industries, Inc.	$6,028	$27,014	$3,536	$54,369

Weighted average shares for basic earnings per share	37,143	37,119	37,143	37,108
Effect of dilutive stock options	120	340	97	269

Adjusted weighted average shares for diluted earnings per share	37,263	37,459	37,240	37,377

Basic earnings per share	$0.16	$0.73	$0.10	$1.47

Diluted earnings per share	$0.16	$0.72	$0.09	$1.45

Dividends per share	$0.10	$0.10	$0.20	$0.20

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$229,763	$404,414	$420,156	$788,298
OEM Segment	139,885	353,988	278,277	680,195
Elimination of intersegment sales	(1,848)	(4,931)	(4,075)	(10,914)

Net sales	$367,800	$753,471	$694,358	$1,457,579

Operating income:
Plumbing & Refrigeration Segment	$11,882	$35,370	$22,213	$60,454
OEM Segment	8,052	18,963	1,786	44,537
Unallocated expenses	(6,158)	(7,693)	(12,686)	(15,315)

Operating income	$13,776	$46,640	$11,313	$89,676

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 27,	December 27,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$333,959	$278,860
Accounts receivable, net	207,238	219,035
Inventories	169,118	210,609
Other current assets	32,033	46,322
Total current assets	742,348	754,826

Property, plant, and equipment, net	268,017	276,927
Other assets	151,537	151,160
	$1,161,902	$1,182,913

LIABILITIES AND EQUITY
Current portion of debt	$9,629	$24,184
Accounts payable	59,871	63,732
Other current liabilities	91,678	113,668
Total current liabilities	161,178	201,584

Long-term debt, less current portion	158,226	158,726
Pension and postretirement liabilities	39,688	38,452
Environmental reserves	23,352	23,248
Deferred income taxes	33,496	33,940
Other noncurrent liabilities	1,417	1,698
Total liabilities	417,357	457,648
Total Mueller Industries, Inc. stockholders' equity	719,339	700,683
Noncontrolling interest	25,206	24,582

Total equity	744,545	725,265
	$1,161,902	$1,182,913

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 27,	June 28,
	2009	2008
	(Unaudited)
Operating activities:
Net income attributable to Mueller Industries, Inc.	$3,536	$54,369
Reconciliation of net income attributable to Mueller Industries, Inc. to net cash provided by operating activities:
Depreciation and amortization	20,946	22,323
Gain on early retirement of debt	(128)	(2,482)
Net income attributable to noncontrolling interest	121	1,562
Stock-based compensation expense	1,220	1,479
Loss on disposal of properties	260	341
Deferred income taxes	(136)	130
Income tax benefit from exercise of stock options	-	(69)
Changes in assets and liabilities:
Receivables	16,831	(66,599)
Inventories	45,209	7,489
Other assets	1,059	(2,321)
Current liabilities	(21,741)	(12,757)
Other liabilities	(546)	1,342
Other, net	(101)	(1,167)

Net cash provided by operating activities	66,530	3,640

Investing activities:
Capital expenditures	(8,725)	(14,833)
Net withdrawals from (deposits into) restricted cash balances	13,039	(632)
Proceeds from sales of properties	606	-
Net cash provided by (used in) investing activities	4,920	(15,465)

Financing activities:
Repayments of long-term debt	(370)	(23,605)
Dividends paid to stockholders of Mueller Industries, Inc.	(7,428)	(7,421)
Dividends paid to noncontrolling interests	(1,449)	-
(Repayment) issuance of debt by joint venture, net	(14,567)	5,411
Issuance of shares under incentive stock option plans from treasury	-	1,055
Income tax benefit from exercise of stock options	-	69
Acquisition of treasury stock	-	(13)

Net cash used in financing activities	(23,814)	(24,504)

Effect of exchange rate changes on cash	7,463	1,331

Increase (decrease) in cash and cash equivalents	55,099	(34,998)
Cash and cash equivalents at the beginning of the period	278,860	308,618

Cash and cash equivalents at the end of the period	$333,959	$273,620

CONTACT: Kent A. McKee, of Mueller Industries, Inc., +1-901-753-3208